Exhibit 23.2

[Deloitte & Touche LLP Letterhead]

Deloitte & Touche LLP Suite 1900 701 “B” Street San Diego, CA 92101-8198 USA

Tel: +1 619 232 6500 Fax: +1 619 237 1755 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

We consent to the incorporation by reference in this Registration Statement of Sempra on Form S-8 of our report dated February 23, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities an interpretation of ARB No. 51, effective December 31, 2003), incorporated by reference in the Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

San Diego, California

December 6, 2004